Exhibit (d)(2)

EXECUTION VERSION

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of September 27, 2012 (this “Limited Guarantee”), by Anglo China Bio-technology Investment Holdings Limited, a British Virgin Islands company (the “Guarantor”) in favor of China Nuokang Bio-Pharmaceutical Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Guaranteed Party”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

1. GUARANTEE.

(a) To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among Kingbird Investment Inc. (“Parent”), Kingbird Mergerco. Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, hereby irrevocably and unconditionally guarantees to the Guaranteed Party, as the primary obligor and not merely as surety, on the terms and subject to the conditions herein, the due and punctual payment of the Parent Termination Fee pursuant to Section 8.2(c) of the Merger Agreement and subject to the terms and limitations of Section 8.2(d) of the Merger Agreement (the “Obligation”); provided that in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed an amount equal to the Parent Termination Fee due and payable pursuant to Section 8.2(c) of the Merger Agreement (the “Cap”), it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap. All payments hereunder shall be made in United States dollars, in immediately available funds. The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, other than, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guarantee any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Guaranteed Party under the terms of, or with respect to, the Merger Agreement, other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived herein. If Parent or Merger Sub fails to pay the Obligation as and when due pursuant to Section 8.2(c) of the Merger Agreement, then the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Obligation shall become immediately due and payable, and the Guarantor hereby agrees to promptly fully perform and discharge, or to cause to be promptly fully performed or discharged, any such Obligation. In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the Obligation, regardless of whether the Guaranteed Party shall have first made a claim against Parent and Merger Sub.

(b) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against the Guarantor to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. The Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (x) the Guaranteed Party has an adequate remedy at law or (y) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity.

2. CHANGES IN OBLIGATION, CERTAIN WAIVERS.

(a) The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligation, and may also make any agreement with Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed party, Parent, Merger Sub or such other Person without in any way impairing or affecting the Guarantor’s obligation under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The Guarantor agrees that the obligation of the Guarantor shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (ii) any change in the time, place or manner of payment of the Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms of Section 8.4 thereof or any agreement evidencing, securing or otherwise executed in connection with the Obligation; (iii) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; (iv) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent or Merger Sub, whether in connection with the Obligation or otherwise (other than defenses to the payment of the Obligation that are available to Parent or Merger Sub under the Merger Agreement); (vii) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of the Obligation; or (viii) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than a discharge of the Guarantor with respect to the Obligation as a result of payment in full of the Obligation in accordance with their terms, a discharge of the Parent with respect to the Obligation under the Merger Agreement, or as a result of defenses to the payment of the Obligation that would be available to Parent under the Merger Agreement).

(b) To the fullest extent permitted by applicable Law, the Guarantor hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor hereby irrevocably and expressly waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind (other than notices expressly required to be provided to Parent or Merger Sub pursuant to the Merger Agreement), all rights and defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligation (x) that are available to Parent or Merger Sub under the Merger Agreement, or (y) in respect of a breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(c) The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any of the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Guarantor, Parent or Merger Sub or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (but not including the Guarantor or Parent or Merger Sub (or their respective successors and assigns under the Merger Agreement), collectively, each a “Non-Recourse Party”), except for claims against (i) the Guarantor under this Limited Guarantee pursuant to the terms hereof and the NDA pursuant to the terms thereof, (ii) Parent and Merger Sub and their respective successors and assigns under the Merger Agreement, and (iii) any of the Founder Vehicles under the Merger Agreement ((i), (ii) and (iii) collectively, the “Retained Claims”). The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent and Merger Sub are relieved of any of their payment obligations under the Merger Agreement, the Guarantor shall be similarly relieved of its corresponding Obligation under this Limited Guarantee.

(d) Notwithstanding anything in this Limited Guarantee to the contrary, if the Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than an amount equal to the Cap, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable law, against such continuing or surviving entity or such Person, as the case may be, but only to the extent of the liability of the Guarantor hereunder.

3. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

4. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a) the Guarantor is a legal entity duly organized and validly existing under the laws of the British Virgin Islands;

(b) (i) the Guarantor (A) has good and valid title to 85,447,648 Company Shares, free and clear of Liens other than as created by this Limited Guarantee and the Merger Agreement; (B) has and will have sole voting power, sole power of disposition, and sole power to demand dissenter’s rights (if applicable), in each case with respect to all of such Company Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable securities Laws and the terms of this Limited Guarantee and the Merger Agreement; and (ii) such Company Shares will not be subject to any voting trust agreement or other contract to which the Guarantor is a party restricting or otherwise relating to the voting or Transfer (as defined below) of the Company Shares other than this Limited Guarantee and the Merger Agreement. As of the date hereof, other than 85,447,648 Company Shares, the Guarantor does not own, beneficially or of record, any Company Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). The Guarantor has not appointed or granted any proxy or power of attorney that will be in effect as of the Closing Date with respect to any of such Company Shares, except as contemplated by this Limited Guarantee and the Merger Agreement;

(c) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(d) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(e) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(f) the Guarantor (i) is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder; (ii) has the financial capacity to pay and perform its obligation under this Limited Guarantee, and (iii) has all funds necessary for the Guarantor to fulfill its Obligation under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

5. RESTRICTION ON TRANSFER. The Guarantor covenants and agrees that from the date hereof until any termination of this Limited Guarantee pursuant to Section 8, the Guarantor shall not, directly or indirectly, (a) tender any Company Shares it holds into any tender or exchange offer, (b) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any such Company Shares or any right, title or interest thereto or therein (including by operation of Law), (c) deposit any such Company Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than the Merger Agreement) with respect to any such Company Shares, (d) knowingly take any action that would make any representation or warranty of the Guarantor set forth in this Limited Guarantee or the Merger Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying the Guarantor from performing any of its obligations under this Limited Guarantee, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) through (e). Any purported Transfer in violation of this paragraph shall be void. Notwithstanding the foregoing and in the event the Obligation become due and owing pursuant to this Limited Guarantee, the Guarantor herby agrees that, in order to promptly perform and discharge its obligations pursuant to this Limited Guarantee (including the payment of the Obligation), it shall sell, liquidate or take other actions to dispose of its Company Shares and apply such funds received from such sale, liquidation or other disposition to the payment and performance of this Limited Guarantee (including the payment of the Obligation).

6. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign or delegate their respective rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be.

7. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier with confirmation of delivery, or (d) upon confirmation of delivery if transmitted by facsimile, to the Guarantor and the Guaranteed Party as provided in the Merger Agreement.

8. CONTINUING GUARANTEE. This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor and its successors and assigns until the Obligation has been satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligation under this Limited Guarantee as of the earliest of (a) the Closing, (b) the termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement for which a Parent Termination Fee is, in accordance with Section 8.2(c) of the Merger Agreement, due and owing by Parent (a “Qualifying Termination”) and (c) the 120th day after a Qualifying Termination unless prior to the 120th day after such Qualifying Termination, the Guaranteed Party shall have commenced a legal proceeding against Parent alleging a Parent Termination Fee is due and owing or against the Guarantor alleging amounts payable by the Guarantor to the Guaranteed Party under this Limited Guarantee, in which case this Limited Guarantee shall terminate upon either (i) a final, non-appealable resolution of such claim and payment of the Obligation (subject to the Cap), if applicable or (ii) a written agreement signed by each of the parties hereto terminating this Limited Guarantee. In the event that the Guaranteed Party or any of its Affiliates institutes any suit, action or proceeding or makes any claim asserting that any of the provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part or that the Guarantor is liable in excess of or to a greater extent than the Cap, then (1) the Obligation of the Guarantor under this Limited Guarantee shall terminate an initio and be null and void, (2) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (3) neither the Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the transactions contemplated by this Limited Guarantee.

9. NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, and notwithstanding the fact that the Guarantor is a limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that no Person other than the Guarantor has any obligation hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligation or their creation, against, and no personal liability shall attach to, any Non-Recourse Party, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Guaranteed Party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for any Retained Claims. The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets and that no funds are expected to be contributed to Parent or Merger Sub unless the Closing occurs. Recourse against the Guarantor pursuant to this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, except for any Retained Claims. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) any rights or remedies against any Person, except as expressly set forth herein.

10. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligation hereunder. This Limited Guarantee is an unconditional, irrevocable and continuing guarantee of payment and not of collection. In the event that any payment to the Guaranteed Party in respect of the Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligation as if such payment had not been made.

11. GOVERNING LAW; JURISDICTION. This Limited Guarantee, and all claims and causes of action arising out of, based upon, or related to this Limited Guarantee or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. In the event any dispute arises among the parties hereto out of or in relation to this Limited Guarantee or the transactions contemplated hereby, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other party requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 11. The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Administered Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the Guaranteed Party and one arbitrator shall be nominated by Guarantor. If either the Guaranteed Party or Guarantor shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the parties, their legal and professional advisers, and any person necessary for the conduct of the arbitration, unless otherwise required by Law or the parties hereto otherwise agree in writing. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by Law or the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Limited Guarantee, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 11 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Limited Guarantee, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

13. COUNTERPARTS. This Limited Guarantee may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

14. MISCELLANEOUS.

(a) This Limited Guarantee contains the entire agreement between the parties relative to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless agreed to by the Guaranteed Party and the Guarantor in writing.

(b) Any provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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(signature pages follow)

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Anglo China Bio-technology Investment Holdings Limited

By:	/s/ Baizhong Xue
Name: Baizhong Xue
Title: Director

Signature Page to Limited Guarantee

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

China Nuokang Bio-Pharmaceutical Inc.

By:	/s/ Sean Shao
Name: Sean Shao
Title: Director

Signature Page to Limited Guarantee